Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A MARYLAND CORPORATION
TO A DELAWARE LIMITED LIABILITY COMPANY
(Pursuant to Section 18-214 of the Limited Liability Company Act)

November 5, 2018

1.	The jurisdiction where the Maryland Corporation was first formed is the State of Maryland.

2.	The jurisdiction immediately prior to filing this Certificate is the State of Maryland.

3.	The date the Maryland Corporation first formed is October 6, 2009.

4.	The name of the Maryland Corporation immediately prior to filing this Certificate is New York REIT, Inc.

5.	The name of the Delaware Limited Liability Company as set forth in the Certificate of Formation is New York REIT Liquidating LLC.

6.	The effective filing date and time of this Certificate of Conversion shall be 5 p.m., Eastern Time, on November 7, 2018.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the Maryland Corporation has executed the Certificate on the date first set forth above.

AUTHORIZED PERSON: By: /s/ John Garilli
Name: John Garilli Title: Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Secretary of New York REIT, Inc.